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                                            EXHIBIT 12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     Three Months Ended
                                          March 31,
                                      1994         1993
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $122.6       $133.1
  One-third of rental expense           7.5          7.2
                                     ______       ______
    Total                            $130.1       $140.3
                                     ======       ======
Earnings:
  Consolidated income from
    continuing operations            $103.7       $ 93.0
  Provision for income taxes           61.5         54.9
  Fixed charges                       130.1        140.3
                                     ______       ______
    Total                            $295.3       $288.2
                                     ======       ======

Ratio of earnings from continuing
  operations to fixed charges          2.27         2.05
                                       ====         ====